                                                                  EXHIBIT (b)(1)


 This document is important and requires your immediate attention. If you are in any doubt as to how to deal with it, you should consult your investment dealer, stockbroker, bank manager, lawyer or other professional adviser.


                               COUNSEL CORPORATION

                               NOTICE OF EXTENSION
                                     OF THE
                                OFFER TO PURCHASE

     ALL OF THE OUTSTANDING 6% CONVERTIBLE UNSECURED SUBORDINATED DEBENTURES
                          MATURING OCTOBER 31, 2003 OF

                               COUNSEL CORPORATION

                                 ON THE BASIS OF
             US$750 FOR EACH US$1,000 PRINCIPAL AMOUNT OF DEBENTURES

         The Offer, as amended by a Notice of Variation dated October 10, 2003 (the "Notice of Variation") and in accordance with this Notice of Extension, has been extended and is now open for acceptance until 4:30 p.m. (Toronto time) on October 30, 2003, unless further extended or withdrawn.

         Debentureholders who wish to accept the Offer must properly complete and execute the Consent, Letter of Transmittal and Election Form and deposit it, together with certificates representing their Debentures, in accordance with the instructions in the Consent, Letter of Transmittal and Election Form. Alternatively, holders of Debentures for which certificates are not immediately available may use the procedures for guaranteed delivery set forth in the Notice of Guaranteed Delivery and in accordance with Section 7 of the Offer - "Procedure for Depositing Debentures and Consenting".

         Debentureholders whose Debentures are registered in the name of an investment dealer, stockbroker, bank, trust company or other nominee should contact such nominee for assistance if they wish to accept the Offer.

         Questions and requests for assistance may be directed to the Dealer Manager and additional copies of this Notice of Extension, the Offer and Circular, the Consent, Letter of Transmittal and Election Form, the Notice of Guaranteed Delivery and the Notice of Variation may be obtained without charge on request from Computershare Trust Company of Canada at its office shown on the last page of this Notice of Extension.

         This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, nor will deposits be accepted from or on behalf of Debentureholders in any jurisdiction in which the making or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, Counsel or its agents may, in their sole discretion, take such action as they deem necessary to extend the Offer to Debentureholders in such jurisdiction.

         ALL REFERENCES IN THIS NOTICE OF EXTENSION TO "DOLLARS" AND "$" REFER TO U.S. DOLLARS UNLESS OTHERWISE EXPRESSLY STATED.


                      ------------------------------------

                      The Dealer Manager for the Offer is:

                             BMO Nesbitt Burns Inc.

October 20, 2003

                               NOTICE OF EXTENSION

TO:      HOLDERS OF DEBENTURES OF COUNSEL CORPORATION

         Reference is made to the Offer dated September 12, 2003 made by Counsel to purchase all of the issued and outstanding Debentures as amended by the Notice of Variation and by this Notice of Extension.

         The Offer continues to be governed by the terms set forth in the Offer and Circular, the Consent, Letter of Transmittal and Election Form, the Notice of Guaranteed Delivery and the Notice of Variation, all as amended and supplemented by this Notice of Extension. This Notice of Extension should be read carefully and in conjunction with the Offer. All references to the "Offer" in the Offer and Circular, the Consent, Letter of Transmittal and Election Form, the Notice of Guaranteed Delivery and this Notice of Extension mean the Offer as amended by the Notice of Variation and this Notice of Extension.

         Unless otherwise indicated, capitalized terms used in the Notice of Extension shall have the meanings ascribed thereto in the Offer, as amended. Reference is made to the Offer for details of its terms and conditions.

         The Consent, Letter of Transmittal and Election Form and Notice of Guaranteed Delivery should be used to effect a valid deposit of Debentures. Additional copies of this Notice of Extension, the Offer and Circular, the Consent, Letter of Transmittal and Election Form, the Notice of Guaranteed Delivery and the Notice of Variation may be obtained without charge on request from Computershare Trust Company of Canada at its office shown on the last page of this Notice of Extension.

1.       EXTENSION OF THE OFFER

         Counsel has amended the Offer by extending the time during which the Offer is open for acceptance from 5:00 p.m. (Toronto time) on October 20, 2003 to 4:30 p.m. (Toronto time) on October 30, 2003, unless further extended. Accordingly, the definition of "Expiry Time" has been amended to mean 4:30 p.m. (Toronto time) on October 30, 2003 or such later date or dates as may be fixed by Counsel from time to time by notice given pursuant to Section 12 of the Offer, "Extension and Variation of the Offer and Solicitation".

2.       MANNER AND TIME OF ACCEPTANCE

         The Offer is open for acceptance until the Expiry Time. Debentures may be deposited pursuant to the Offer in accordance with the provisions of Section 7 of the Offer, "Procedure for Depositing Debentures and Consenting".

3. AMENDMENTS TO THE OFFER AND CIRCULAR, THE CONSENT, LETTER OF TRANSMITTAL AND ELECTION FORM, THE NOTICE OF GUARANTEE DELIVERY AND THE NOTICE OF VARIATION

         The Offer and the Circular, the Consent, Letter of Transmittal and Election Form, the Notice of Guaranteed Delivery and the Notice of Variation are deemed to be amended as required to reflect the extension of time for deposit of Debentures contemplated in this Notice of Extension. Except as varied by this Notice of Extension, all terms of the Offer and Circular, the Consent, Letter of Transmittal and Election Form, the Notice of Guaranteed Delivery and the Notice of Variation remain in effect, unamended.

4.       WITHDRAWAL OF DEPOSITED DEBENTURES AND REVOCATION OF CONSENTS

         Debentureholders have the right to withdraw deposited Debentures under circumstances and in the manner described in Section 8 of the Offer, "Withdrawal of Tender and Revocation of Consents". In particular, except as otherwise provided in Section 8 of the Offer, "Withdrawal of Tender and Revocation of Consents", all deposits of Debentures pursuant to the Offer are irrevocable, provided that any Debentures deposited in acceptance of the Offer may be withdrawn by or on behalf of the depositing Debentureholder:

         (a) at any time where the Debentures have not been taken up by Counsel prior to the receipt by the Depositary of an effective notice of withdrawal in respect of such Debentures; and

         (b) if the Debentures have not been paid for by Counsel within three business days after having been taken up.

         In addition, if:


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                                      -2-



         (a) before the Expiry Time, the terms of the Offer are varied (other than a variation consisting solely of a waiver of a condition of the Offer or a variation which consists solely of an increase in the consideration offered for the Debentures, where the time for deposit is not extended for a period greater than that required by applicable legislation), or

         (b) before the Expiry Time or after the Expiry Time but before the expiry of all rights of withdrawal in respect of the Offer, any change has occurred in the information contained in the Offer or the Offering Circular, as amended from time to time, which change is one that would reasonably be expected to affect the decision of a Debentureholder to accept or reject the Offer, unless such change is not within the control of Counsel or an affiliate of Counsel, then any Debentures deposited under the Offer which have not been taken up by Counsel at the date of the notice of such change or variation may be withdrawn by or on behalf of the depositing Debentureholder at any time until the expiration of the 10th day after the date when the related notice of change or variation is mailed, delivered or otherwise properly communicated.

         ANY VALID WITHDRAWAL OF DEBENTURES FROM THE OFFER WILL AUTOMATICALLY REVOKE THE CONSENTS RELATED TO SUCH DEBENTURES.

5.       STATUTORY RIGHTS

         Securities legislation in certain of the provinces and territories of Canada provides holders of Debentures with, in addition to any other rights they may have at law, rights of rescission or to damages, or both, if there is a misrepresentation in a circular or notice that is required to be delivered to holders of Debentures. However, such rights must be exercised within prescribed time limits. Holders of Debentures should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

                                     *******

                       CERTIFICATE OF COUNSEL CORPORATION

         The contents of this Notice of Extension have been approved, and the sending, communication or delivery thereof to the holders of Debentures has been authorized, by the board of directors of Counsel. The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it is made. In addition, the foregoing does not contain any misrepresentation likely to affect the value or market price of the Debentures subject to the Offer.

DATED:  October 20, 2003

        (signed) Allan Silber                        (signed) Gary Clifford

            Allan Silber                                  Gary Clifford
 Chairman and Chief Executive Officer                Chief Financial Officer

                       On behalf of the Board of Directors

        (signed) Frank Anderson                     (signed) William H. Lomicka

         Frank Anderson, F.C.A.                          William H. Lomicka
                Director                                      Director

                        The Depositary for the Offer is:

                      COMPUTERSHARE TRUST COMPANY OF CANADA



                      Computershare Trust Company of Canada
                        100 University Avenue, 9th Floor
                                Toronto, Ontario
                                     M5J 2Y1

                            Telephone: (514) 982-7888
                            Toll Free: 1-800-564-6253
                            Facsimile: (416) 981-9663
                e-mail address: caregistryinfo@computershare.com



                      THE DEALER MANAGER FOR THE OFFER IS:

                             BMO NESBITT BURNS INC.

                             BMO Nesbitt Burns Inc.
                        1 First Canadian Place, Suite 400
                                Toronto, Ontario
                                     M5X 1H3

                        For further information contact:
                                 Sachin Mahajan
                            Telephone: (416) 359-4773
                            Facsimile: (416) 359-4118






         ANY QUESTIONS AND REQUESTS FOR ASSISTANCE MAY BE DIRECTED BY HOLDERS OF DEBENTURES TO THE DEALER MANAGER OR THE DEPOSITARY AT THEIR RESPECTIVE TELEPHONE NUMBERS AND LOCATIONS SET OUT ABOVE.